Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Prospectus summary—Summary consolidated financial and operating data”, “Selected consolidated financial and operating data” and “Experts” and to the use of our report dated August 10, 2004, in the Registration Statement on Form F-1 and related Prospectus of Watchdata Technologies Ltd. dated December 22, 2004.

/s/ Ernst and Young
Ernst and Young
Hong Kong

December 22, 2004